INSURED PERSONS     GREGORY FLEMMINGS K                   [EQUITABLE LOGO]
                    MICHELLE FLEMMINGS A                  THE EQUITABLE
                                                          LIFE ASSURANCE SOCIETY
                                                          OF THE UNITED STATES
   POLICY OWNER     SEE PAGE 5

    FACE AMOUNT
   OF INSURANCE     $200.00                               VARIABLE LIFE
                                                          INSURANCE
  DEATH BENEFIT     OPTION A (SEE PAGE 6)                 POLICY

  POLICY NUMBER     45 551 003

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WE AGREE to pay the Insurance Benefit of this policy and to provide its other benefits and rights in accordance with its provisions.

            FLEXIBLE PREMIUM JOINT SURVIVORSHIP VARIABLE LIFE POLICY

     This is a flexible premium joint survivorship variable life insurance policy which provides for insurance payable upon the death of the second of the Insureds to die. You can, within limits:

         o      make premium payments at any time and in any amount;

         o      change the death benefit option;

         o change the allocation of net premiums and deductions among your investment options; and

         o      transfer amounts among your investment options.

     THE DEATH BENEFIT IS GUARANTEED IF THE AMOUNT OF PREMIUMS PAID ACCUMULATED AT 4%, LESS WITHDRAWALS ACCUMULATED AT 4%, EQUALS OR EXCEEDS A SPECIFIED PREMIUM FUND, AND THERE IS NO LOAN OUTSTANDING.

     All of these rights and benefits are subject to the terms and conditions of this policy. All requests for policy changes are subject to our approval and may require evidence of insurability.

     We will put your net premiums into your Policy Account. You may then allocate them to one or more investment divisions of our Separate Account
     (SA) and to our Guaranteed Interest Division (GID).

     THE PORTION OF YOUR POLICY ACCOUNT THAT IS IN AN INVESTMENT DIVISION OF OUR SA WILL VARY UP OR DOWN DEPENDING ON THE UNIT VALUE OF SUCH INVESTMENT DIVISION, WHICH IN TURN DEPENDS ON THE INVESTMENT PERFORMANCE OF THE CORRESPONDING PORTFOLIO OF A DESIGNATED INVESTMENT COMPANY. THERE ARE NO MINIMUM GUARANTEES AS TO SUCH PORTION OF YOUR POLICY ACCOUNT.

     The portion of your Policy Account that is in our GID will accumulate, after deductions, at rates of interest we determine. Such rates will not be less than 4% a year.

     THE AMOUNT AND DURATION OF THE DEATH BENEFIT MAY BE VARIABLE OR FIXED AS DESCRIBED IN THIS POLICY.

     This is a non-participating policy.

RIGHT TO EXAMINE POLICY. You may examine this policy and if for any reason you are not satisfied with it, you may cancel it by returning this policy with a written request for cancellation to our Administrative Office by the 10th day after you receive it. If you do this, we will refund the premiums that were paid on this policy.

READ YOUR POLICY CAREFULLY. IT IS A LEGAL CONTRACT BETWEEN YOU AND THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES.

/s/ Pauline Sherman                          /S/ James M. Benson,
------------------------------------------   ----------------------------------
Pauline Sherman, Vice President & Secretary President & Chief Executive Officer No. 92-500

CONTENTS
--------
Policy Information  3

Table of Guaranteed Maximum Cost of
Insurance Rates  4

Those Who Benefit from this Policy  5

The Insurance Benefit We Pay  5

Changing the Death Benefit Option or
Reducing the Face Amount of
Insurance  6

The Premiums You Pay  7

Your Policy Account an How it
Works  8

Your Investment Options  9

The Value of Your Policy Account  10

The Cash Surrender Value of this
Policy  11

How a Loan Can Be Made  12

Our Separate Account (SA)  13

Our Annual Report to You  14

How Benefits are Paid  14

Other Important Information  15

In this policy:
--------------
"We," "our," and "us" mean The Equitable Life Assurance Society of the United States.

"You and "your" mean the owner of this policy at the time an owner's right is exercised.

Unless otherwise stated, all references to interest in this policy are effective annual rates of interest.

Attained age means age on the birthday nearest to the beginning of the current policy year.

Administrative Office
---------------------

The address of our Administrative Office is shown on Page 3. You should send premiums and correspondence to that address unless instructed otherwise.


Copies of the applications for this policy and any additional benefit riders are at the back of this policy.

                                  INTRODUCTION

The premiums you pay, after deductions are made in accordance with the Table of Expense Charges in the Policy Information section, are put into your Policy Account. Amounts in your Policy Account are allocated at your direction to one or more investment divisions of our SA and to our GID.

The investment divisions of our SA invest in securities and other investments whose value is subject to market fluctuations and investment risk. There is no guarantee of principal or investment experience.

Our GID earns interest at rates we declare in advance of each policy year. The rates are guaranteed for each policy year. The principal, after deductions, is also guaranteed.

If death benefit Option A is in effect, the death benefit is the Face Amount of Insurance, and the amount of the death benefit is fixed except when it is a percentage of your Policy Account. If death benefit Option B is in effect, the death benefit is the Face Amount of Insurance plus the amount in your Policy Account. The amount of the death benefit is variable. Under either option, the death benefit will never be less than a percentage of your Policy Account as stated on Page 6.

The death benefit is guaranteed if the amount of premiums paid accumulated at 4%, less withdrawals accumulated at 4%, equals or exceeds a specified premium fund, and there is no loan outstanding.

The insurance benefit of this policy (described on Page 5) is payable upon death of the second of the Insureds to die. No benefit is payable upon death of the first of the Insureds to die, unless due from riders to this policy.

We make monthly deductions from you Policy Account to cover the cost of the benefits provided by this policy and its riders.

This is only a summary of what this policy provides. You should read all of it carefully. Its terms govern your rights and our obligations.


No. 92-500                                                                Page 2

                               POLICY INFORMATION

      INSURED PERSONS         GREGORY FLEMMINGS K
                              MICHELLE FLEMMINIGS A

         POLICY OWNER         SEE PAGE 5

          FACE AMOUNT
         OF INSURANCE         $200,000

        DEATH BENEFIT         OPTION A (SEE PAGE 6)

        POLICY NUMBER         45 551 003                     SEPARATE ACCOUNT FP

          BENEFICIARY         SEE PAGE 5

        REGISTER DATE         DEC 28, 1996              ISSUE AGE, SEX 35 MALE
                                                                       35 FEMALE
        DATE OF ISSUE         DEC 30, 1996

      INSURED PERSONS                                            NON-SMOKER
   STATE OF RESIDENCE         FLORIDA                            NON-SMOKER

     PARTIAL NET CASH
      SURRENDER VALUE
           WITHDRAWAL         MINIMUM WITHDRAWAL IS $500

          POLICY LOAN         MINIMUM LOAN IS $500

             TRANSFER         MINIMUM TRANSFER AMOUNT IS $500

AN INITIAL PREMIUM PAYMENT OF $2,172.16 IS DUE ON OR BEFORE DELIVERY OF THE POLICY.

THE PLANNED PERIODIC PREMIUM OF $2,000.00 IS PAYABLE QUARTERLY.

PREMIUM PAYMENTS ARE FOR THE INSURANCE BENEFIT AND ANY ADDITIONAL BENEFIT RIDERS LISTED BELOW.

     OPTION TO SPLIT UPON FEDERAL TAX LAW CHANGE RIDER.

SEE PAGE 3 - CONTINUED FOR TABLE OF SPECIFIED PREMIUMS FOR A DEATH BENEFIT GUARANTEE.

THE PLANNED PERIODIC PREMIUM PAYMENTS SHOWN ABOVE MAY NOT BE SUFFICIENT TO CONTINUE THE POLICY AND LIFE INSURANCE COVERAGE IN FORCE TO THE FINAL POLICY DATE, WHICH IS THE POLICY ANNIVERSARY NEAREST THE YOUNGER INSURED PERSON'S 100TH BIRTHDAY. THE PERIOD FOR WHICH THE POLICY AND COVERAGE WILL CONTINUE IN FORCE WILL DEPEND ON: (1) THE AMOUNT, TIMING AND FREQUENCY OF PREMIUM PAYMENTS; (2) CHANGES IN THE DEATH BENEFIT OPTION OR REDUCTIONS IN THE FACE AMOUNT; (3) CHANGES IN THE INTEREST RATES CREDITED TO OUR GID AND IN THE INVESTMENT PERFORMANCE OF THE INVESTMENT DIVISIONS OF OUR SA; (4) CHANGES IN THE MONTHLY COST OF INSURANCE DEDUCTIONS FROM THE POLICY ACCOUNT FOR THIS POLICY AND ANY BENEFITS PROVIDED BY RIDERS TO THIS POLICY; AND(5) LOAN AND PARTIAL NET CASH SURRENDER VALUE WITHDRAWAL ACTIVITY.


92-500-3                           PAGE 3
                            (CONTINUED ON NEXT PAGE)

              POLICY INFORMATION CONTINUED--POLICY NUMBER 45 551 003

                  ----------TABLE OF SPECIFIED PREMIUMS--------

   BENEFITS                         MONTHLY PREMIUM              PREMIUM PERIOD

BASIC LIFE INSURANCE                    $94.30                   FIRST 65 YEARS

OPTION TO SPLIT UPON FEDERAL
       TAX CHANGE RIDER                  NONE






92-500-3                         PAGE 3--CONTINUED
                            (CONTINUED ON NEXT PAGE)

             POLICY INFORMATION CONTINUED--POLICY NUMBER 45 551 003

                    ---------TABLE OF EXPENSE CHARGES--------

DEDUCTIONS FROM PREMIUM PAYMENTS:

   CHARGE FOR APPLICABLE TAXES (OTHER THAN TAXES DISCUSSED ON PAGE 11):

     1.750% OF EACH PREMIUM PAYMENT. THIS AMOUNT IS SUBTRACTED FROM EACH PREMIUM PAYMENT. WE RESERVE THE RIGHT TO CHANGE THIS PERCENTAGE TO CONFORM TO CHANGES IN THE LAW OR IF THE INSURED PERSONS CHANGE RESIDENCE.

   PREMIUM CHARGE:

     FIRST YEAR: 30% OF PREMIUMS PAID UP TO $1,112.03, AND 3% OF PREMIUMS IN EXCESS OF THIS AMOUNT.

     YEAR 2 AND LATER: 7.5% OF PREMIUMS PAID UP TO $1,112.03, AND 3% OF PREMIUMS IN EXCESS OF THIS AMOUNT.

     WE RESERVE THE RIGHT TO CHANGE THIS CHARGE, BUT IT WILL NEVER BE MORE THAN THE AMOUNT SHOWN ABOVE.

DEDUCTIONS FROM YOUR POLICY ACCOUNT:

     FIRST YEAR ONLY GUARANTEED MAXIMUM ADMINISTRATIVE CHARGE:

     $20.00 IS DEDUCTED AT THE BEGINNING OF EACH POLICY MONTH DURING THE FIRST
      POLICY YEAR.

   SUBSEQUENT YEARS ADMINISTRATIVE CHARGE:

     $6.00 IS DEDUCTED AT THE BEGINNING OF EACH POLICY MONTH DURING EACH POLICY YEAR AFTER THE FIRST POLICY YEAR. WE RESERVE THE RIGHT TO CHANGE THIS CHARGE BUT IT WILL NEVER BE MORE THAN $8.00 A MONTH. CHANGES WILL BE AS DESCRIBED IN "CHANGES IN POLICY COST FACTORS" ON PAGE 15.

   FOR PARTIAL WITHDRAWAL OF NET CASH SURRENDER VALUE:

     $25.00 OR 2% OF THE AMOUNT WITHDRAWN, IF LESS, IS DEDUCTED WHENEVER THERE IS A PARTIAL NET CASH SURRENDER VALUE WITHDRAWAL.

   FOR TRANSFERS:

     WE RESERVE THE RIGHT TO CHARGE UP TO $25.00 FOR EACH TRANSFER OF AMOUNTS AMONG YOUR INVESTMENT OPTIONS.


 ****ADMINISTRATIVE OFFICE: THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE U.S.****
                            NEW YORK SERVICE CENTER
                            1755 BROADWAY, 2ND FLOOR
                            NEW YORK, NY  10020


92-500-3                   PAGE 3--CONTINUED

             POLICY INFORMATION CONTINUED--POLICY NUMBER 45 551 003

    ----------TABLE OF GUARANTEED MAXIMIUM COST OF INSURANCE RATES----------

                   GUARANTEED MAXIMUM MONTHLY RATES PER $1,000
                       OF NET AMOUNT AT RISK (SEE PAGE 8)

      POLICY               MONTHLY              POLICY                MONTHLY                  POLICY                 MONTHLY
       YEAR                 RATE                 YEAR                  RATE                     YEAR                    RATE
------------------------------------------------------------------------------------------------------------------------------------

        1                  0.00017               31                   0.40200                    61                   26.51708
        2                  0.00067               32                   0.47842                    62                   31.35475
        3                  0.00125               33                   0.56575                    63                   39.59525
        4                  0.00183               34                   0.66450                    64                   54.65267
        5                  0.00267               35                   0.77775                    65                   83.33333

        6                  0.00358               36                   0.91158
        7                  0.00475               37                   1.08075
        8                  0.00617               38                   1.26817
        9                  0.00775               39                   1.50767
       10                  0.00958               40                   1.79533

       11                  0.01183               41                   2.13050
       12                  0.01442               42                   2.51400
       13                  0.01750               43                   2.94442
       14                  0.02108               44                   3.42117
       15                  0.02525               45                   3.95358

       16                  0.03017               46                   4.55883
       17                  0.03600               47                   5.25325
       18                  0.04308               48                   6.05600
       19                  0.05167               49                   6.98108
       20                  0.06183               50                   8.01517

       21                  0.07383               51                   9.14983
       22                  0.08792               52                  10.36450
       23                  0.10400               53                  11.65483
       24                  0.12217               54                  13.00033
       25                  0.14350               55                  14.41267

       26                  0.16875               56                  15.89200
       27                  0.19883               57                  17.45992
       28                  0.23558               58                  19.15683
       29                  0.28108               59                  21.05475
       30                  0.33650               60                  23.36817


92-500-4                          PAGE 4

             POLICY INFORMATION CONTINUED--POLICY NUMBER 45 551 003

      ----------- TABLE OF MAXIMUM MONTHLY CHARGES FOR BENEFITS ----------

                                            MONTHLY
                                         DEDUCTION FROM
      BENEFITS                           POLICY ACCOUNT           PERIOD

BASIC COST OF INSURANCE                 MAXIMUM MONTHLY          65 YEARS
                                       COST OF INSURANCE
                                       RATE (SEE PAGE 4)
                                       TIMES THOUSANDS OF
                                       NET AMOUNT AT RISK

DEATH BENEFIT GUARANTEE                   $0.01 TIMES            65 YEARS
                                          THOUSANDS OF
                                          POLICY FACE
                                             AMOUNT


92-500-4                      PAGE 4--CONTINUED

             POLICY INFORMATION CONTINUED--POLICY NUMBER 45 551 003

                   ---------- TABLE OF PERCENTAGES ----------

     YOUNGER INSURED                      PERCENTAGE                     YOUNGER INSURED                  PERCENTAGE
      PERSON'S AGE                                                        PERSON'S AGE

           20                               1454.9                           60                              329.2
           21                               1400.7                           61                              317.6
           22                               1348.5                           62                              306.4
           23                               1298.3                           63                              295.7
           24                               1249.9                           64                              285.5

           25                               1203.4                           65                              275.6
           26                               1158.5                           66                              266.2
           27                               1115.4                           67                              257.1
           28                               1073.9                           68                              248.5
           29                               1033.9                           69                              240.1

           30                                995.4                           70                              232.2
           31                                958.4                           71                              224.4
           32                                922.8                           72                              216.9
           33                                888.5                           73                              209.8
           34                                855.5                           74                              203.0

           35                                823.7                           75                              196.5
           36                                793.2                           76                              190.1
           37                                763.8                           77                              184.1
           38                                735.6                           78                              178.3
           39                                708.5                           79                              172.8

           40                                682.5                           80                              167.6
           41                                657.5                           81                              162.5
           42                                633.5                           82                              157.8
           43                                610.4                           83                              153.2
           44                                588.3                           84                              148.9

           45                                567.0                           85                              144.8
           46                                546.5                           86                              141.1
           47                                526.8                           87                              137.5
           48                                507.9                           88                              134.0
           49                                489.8                           89                              130.7

           50                                472.3                           90                              127.5
           51                                455.4                           91                              124.5
           52                                439.2                           92                              121.5
           53                                423.5                           93                              118.5
           54                                408.6                           94                              115.5

           55                                394.1                           95                              112.5
           56                                380.2                           96                              110.0
           57                                366.7                           97                              107.5
           58                                353.8                           98                              104.9
           59                                341.3                           99                              102.0


92-500-4                      PAGE 4--CONTINUED

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THOSE WHO BENEFIT FROM THIS POLICY

OWNER. The owner of this policy is the Insured persons jointly and, after the death of the first of the Insureds to die, the surviving Insured, unless otherwise stated in the application, or later changed.

As the owner, you are entitled to exercise all the rights of this policy while either or both of the Insured persons are living. To exercise a right, you do not need the consent of anyone who has only a conditional or future ownership interest in this policy. While two or more persons own this policy jointly, the exercise of rights in the policy must be made by all jointly.

BENEFICIARY. The beneficiary is as stated in the application, unless later changed. The beneficiary is entitled to the Insurance Benefit of this policy. One or more beneficiaries for the Insurance Benefit can be named in the application. If more than one beneficiary is named, they can be classed as primary or contingent. If two or more persons are named in a class, their shares in the benefit can be stated. The stated shares in the Insurance Benefit will be paid to any primary beneficiaries who survive the second of the Insured persons to die. If no primary beneficiaries survive, payment will be made to any surviving contingent beneficiaries. Beneficiaries who survive in the same class will share the Insurance Benefit equally, unless you have made another arrangement with us.

If there is no designated beneficiary living at the death of the second of the Insured persons to die, we will pay the Insurance Benefit to such Insured person's surviving children in equal shares. If none survive, we will pay such Insured person's estate.

CHANGING THE OWNER OR BENEFICIARY. While either or both of the Insured persons are living, you may change the owner or beneficiary by written notice in a form satisfactory to us. (You can get such a form from our agent or by writing to us at our Administrative Office.) The change will take effect on the date you sign the notice. But, it will not apply to any payment we make or other action we take before we receive the notice. If you change the beneficiary, any previous arrangement you made as to a payment option for benefits is cancelled. You may choose a payment option for the new beneficiary in accordance with "How Benefits Are Paid" on Page 14.

ASSIGNMENT. You may assign this policy, if we agree. In any event, we will not be bound by an assignment unless we have received it in writing at our Administrative Office. Your rights and those of any other person referred to in this policy will be subject to the assignment. We assume no responsibility for the validity of an assignment. An absolute assignment will be considered as a change of ownership to the assignee.

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THE INSURANCE BENEFIT WE PAY

We will pay the Insurance Benefit of this policy to the beneficiary upon the death of the second of the Insureds to die when we receive at our Administrative Office (1) proof satisfactory to us that both Insured persons died before the Final Policy Date; and (2) all other requirements we deem necessary before such payment may be made. The Insurance Benefit includes the following amounts, which we will determine as of the date of the second Insured person's death:

         o      the death benefit described on Page 6;

         o      PLUS any other benefits then due form riders to this policy;

         o      MINUS any policy loan and accrued loan interest;

         o MINUS any overdue deductions from your Policy Account if the second of the Insured persons to die dies during a grace period.

We will add interest to the resulting amount for the period from the date of death to the date of payment. We will compute the interest at a rate we determine, but not less than the greater of (a) the rate we are paying on the date of payment under the Deposit Option on Page 14, or (b) the rate required by any applicable law. Payment of the Insurance Benefit may also be affected by other provisions of this policy. See Page 15, where we specify our right to contest the policy, the suicide exclusion, and what happens if age or sex has been misstated. Special exclusions or limitations (if any) are listed in the Policy Information section.

Proof of the first death must be given to us when it occurs, even if no insurance benefits are to be paid at such time.

92-500-5                                                                  Page 5

DEATH BENEFIT. The death benefit at any time will be determined under either Option A or Option B below, whichever you have chosen and is in effect at such time.

Under Option A, the death benefit is the greater of (a) the Face Amount of Insurance; or (b) a percentage (see Page 4--Continued) of the amount in your Policy Account. Under this option, the amount of the death benefit is fixed, except when it is determined by such a percentage.

Under Option B, the death benefit is the greater of (a) the Face Amount of Insurance plus the amount in your Policy Account; or (b) a percentage (see Page 4--Continued) of the amount in your Policy Account. Under this option the amount of the death benefit is variable.

The percentage referred to above is the percentage from the table (see Page 4--Continued) for the younger Insured person's age (nearest birthday) at the beginning of the policy year of determination.

This policy is designed to satisfy the definition of life insurance for Federal income tax purposes under Section 7702 of the Internal Revenue Code of 1986, as amended (i.e., the "Code"). Accordingly, even if this policy states otherwise, at no time will the death benefits and endowment benefits (maturity benefits) under the policy be less than the Policy Account value of the policy, divided by the net single premium per dollar of insurance which would have to be paid at such time to fund such benefits consistent with the definition of such terms in the Code. In addition, we may take certain actions, described here and elsewhere in the policy, to meet the definitions and limitations in the Code, based on our interpretation of the Code. Please see "Policy Changes -- Applicable Tax Law" for more information.

DEATH BENEFIT GUARANTEE. The death benefit of this policy is guaranteed if the sum of premium payments accumulated at 4%, less withdrawals accumulated at 4%, is at least equal to the sum of the specified premiums (shown on Page 3--Continued) accumulated at 4%, and there is no outstanding loan. A monthly charge (see Page 4--Continued) will be deducted from the Policy Account for the Death Benefit Guarantee.

MATURITY BENEFIT. If one or both of the Insured persons are living on the Final Policy Date defined in the Policy Information section, we will pay you the amount in your Policy Account on that date minus any policy loan and accrued loan interest. This policy will then end.

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CHANGING THE DEATH BENEFIT OPTION OR REDUCING THE FACE AMOUNT OF INSURANCE

At any time after the first policy year while this policy is in force, you may change the death benefit option or reduce the Face Amount of Insurance by written request to us at our Administrative Office, subject to our approval and the following:

1. You may ask us to reduce the Face Amount of Insurance, but not to less than the minimum amount for which we would then issue this policy under our rules. Any such reduction in the Face Amount of Insurance may not be less than $10,000.

2. You can change your death benefit option. If you ask us to change from Option A to Option B, we will decrease the Face Amount of Insurance by the amount in your Policy Account on the date the change takes effect. However, we reserve the right to decline to make such change if it would reduce the Face Amount of Insurance below the minimum amount for which we would then issue this policy under our rules. If you ask us to change from Option B to Option A, we will increase the Face Amount of Insurance by the amount in your Policy Account on the date the change takes effect. Decreases and increases in the Face Amount of Insurance will always be made in such a manner that the death benefit remains the same on the date the change takes effect.

3. The change will take effect at the beginning of the policy month that coincides with or next follows the date we approve your request.

4. We reserve the right to decline to make any change that we determine would cause this policy to fail to qualify as life insurance under applicable tax law as interpreted by us (see Page 15).

5. You may ask for a change by completing an application for change which you can get from our agent or by writing to us at our Administrative Office. A copy of your application for change will be attached to the new Policy Information section that we will issue when the change is made. The new section and the application for change will become a part of this policy. We may require you to return this policy to our Administrative Office to make a policy change.


92-500-5                                                                  Page 6

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THE PREMIUMS YOU PAY

The initial premium payment shown in the Policy Information section is due on or before delivery of this policy. No insurance will take effect before the initial premium payment is paid. Other premiums may be paid at any time while this policy is in force and before the Final Policy Date at our Administrative Office or premium collection office.

We will send premium notices to you for the planned periodic premium shown in the Policy Information section. You may skip planned periodic premium payments. However, this may adversely affect the duration of the death benefit and your policy's values.

The death benefit is guaranteed if the premiums paid accumulated at 4% interest, less any withdrawals accumulated at 4%, are at least equal to the accumulation of the specified premiums shown on Page 3--Continued at 4% and there is no loan outstanding. Certain policy changes made after issue will change the specified premiums accordingly. You will be given written notice of such change and of the new specified premiums.

LIMITS. Each premium payment after the initial one must be at least $100 except for Systematic and monthly Salary and Military Allotment billings where the minimum renewal premium is $50.00. We may increase this minimum limit 90 days after we send you written notice of such increase. We reserve the right to limit the amount of any premium payments you may make which are in excess of the specified premiums (shown on Page 3--Continued).

We also reserve the right not to accept premium payments (in a policy year) that we determine would cause this policy to fail to qualify as life insurance under applicable tax law as interpreted by us (see Page 15).

GRACE PERIOD. At the beginning of each policy month, the Net Cash Surrender Value will be compared to the total monthly deductions described on Page 8. If the Net Cash Surrender Value is sufficient to cover the toal monthly deductions, then the policy is not in default. If the Net Cash surrender Value at the beginning of any policy month is less than such deductions for that month we will perform the following calculations:

   1. Determine the specified premium fund. The specified premium fund for any policy month is the accumulation of all the specified premiums shown on Page 3--Continued up to that month at 4% interest.

   2. Determine the actual premium fund. The actual premium fund for any policy month is the accumulation of all the premiums received at 4% interest minus all withdrawals accumulated at 4% interest.

   3. If the result in item 2 is greater than or equal to the result in item 1, and there is no loan outstanding, the policy is not in default. The Death Benefit Guarantee will be in effect and monthly deductions in excess of the Net Cash Surrender Value will be waived.

   4. If the result in item 2 is less than the result in item 1, or if the result in item 2 is greater than or equal to the result in item 1 and there is a loan outstanding, the policy is in default as of the first day of this policy month. This is the date of default.

If the policy is in default, we will send you and any assignee on our records at last known addresses written notice stating that a grace period of 61 days has begun starting with the date of default. The notice will also state the amount of payment that is due.

The payment required will not be more than an amount sufficient to increase the Net Cash Surrender Value to cover all monthly deductions for 3 months, if no interest or investment performance were credited to or charged against the Policy Account and no policy changes were made.

If we do not receive such amount at our Administrative Office before the end of the grace period, we will then (1) withdraw and retain the entire amount in your Policy Account; and (2) send a written notice to you and any assignee on our records at last known addresses stating that this policy has ended without value.

If we receive the requested  amount before the end of the grace period,  but the
Net Cash Surrender Value is still insufficient to cover total monthly deductions, we will send a written notice that a new 61-day grace period has begun and request an additional payment.

If the second of the Insured persons to die dies during a grace period, we will pay the Insurance Benefit as described on Page 5.


92-500-7                                                                  Page 7

RESTORING YOUR POLICY BENEFITS. If this policy has ended without value, you may restore policy benefits if both Insured persons are alive or if one Insured is alive and the policy ended without value after the death of the other Insured. In order to restore benefits, you must:

     1. Ask for restoration of policy benefits within 6 months from the end of the grace period; and

     2.  Provide evidence of insurability satisfactory to us; and

     3. Make a payment of an amount sufficient to cover (i) the monthly administrative charges from the beginning of the grace period to the effective date of restoration; (ii) total monthly deductions for 3 months, calculated from the effective date of restoration; and (iii) the charge for applicable taxes and the premium charge associated with this payment. We will determine the amount of this required payment as if no interest or investment performance were credited to or charged against your Policy Account.

The effective date of the restoration of policy benefits will be the beginning of the policy month which coincides with or next follows the date we approve your request.

From the required payment we will deduct the charge for applicable taxes and the premium charge. The policy account on the date of restoration will be equal to the balance of the required payment less the administrative charges from the date of default to the date of restoration.

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YOUR POLICY ACCOUNT AND HOW IT WORKS

PREMIUM PAYMENTS. When we receive your premium payments, we subtract the expense charges shown in the table in the Policy Information section. We put the balance (the net premium) into your Policy Account as of the date we receive the premium payment at our Administrative Office, and before any deductions from your Policy Account due on that date are made. However, we will put the initial net premium payment into your Policy Account as of the Register Date if it is later than the date of receipt. No premiums will be applied to your Policy Account until the full initial premium payment, as shown on your application, is received at our Administrative Office.

MONTHLY DEDUCTIONS. At the beginning of each policy month we make a deuction from your Policy Account to cover monthly administrative charges and to provide insurance coverage, subject to the Grace Period provision above. such deduction for any policy month is the sum of the following amounts determined as of the beginning of that month:

o       the monthly administrative charges;

o       the monthly cost of insurance for the Insured persons;

o       the monthly cost of any benefits provided by riders to this policy;

o       the monthly cost for the Death Benefit Guarantee.

The monthly cost of insurance is the sum of a) our current monthly cost of insurance rate times the net amount at risk at the beginning of the policy month divided by $1,000; plus b) any extra charge per $1,000 of Face Amount of Insurance shown in the Policy Information section, times the Face Amount of Insurance at the beginning of the policy month divided by $1,000. The net amount at risk at any time is the death benefit minus the amount in your Policy Account at that time. The cost of insurance rate is based on the sex, issue age, rating class, and smoker or non-smoker status of each Insured person, and the policy year.

We will determine cost of insurance rates from time to time. Any change in the cost of insurance rates we use will be as described in "Changes in Policy Cost Factors" on Page 15. They will never be more than those shown in the Table of Guaranteed Maximum Cost of Insurance Rates on Page 4.

OTHER DEDUCTIONS. We also make the following other deductions from your Policy Account as they occur:

o We deduct a withdrawal charge if you make a partial withdrawal of the Net Cash Surrender Value (see Page 11) and

o  We may deduct a charge for certain transfers (see Page 9).


92-500-7                                                                  Page 8

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YOUR INVESTMENT OPTIONS

ALLOCATIONS. This policy provides investment options for the amount in your Policy Account. Amounts put into your Policy Account and deductions from it are allocated to the investment divisions of our SA and to the unloaned portion of our GID at your direction. You specified your initial premium allocation and deduction allocation percentages in your application for this policy, a copy of which is attached to this policy. Unless you change them, such percentages shall also apply to subsequent premium and deduction allocations. However, any amounts which are put into your Policy Account prior to the Allocation Date and which are to be allocated to the investment divisions of our SA will initially be allocated to (and monthly deductions taken from) the Money Market Division of our SA. The Allocation Date is the first business day (see page 10) twenty calendar days after the date of issue of this policy. On the Allocation Date, any such amounts then in the Money Market Division will be allocated in accordance with the directions contained in your policy application.

Allocation percentages must be zero or a whole number not greater than 100. The sum of the premium allocation percentages and of the deduction allocation percentages must each equal 100.

You may change such allocation percentages by written notice to our Administrative Office. A change will take effect on the date we receive it at our Administrative Office except for changes received on or prior to the Allocation Date which will take effect on the first business day following the Allocation Date.

If we cannot make a monthly deduction on the basis of the deduction allocation percentages then in effect, we will make that deduction based on the proportion that your unloaned value in our GID and your values in the investment divisions of our SA bear to the total unloaned value in your Policy Account.

TRANSFERS. At your written request to our Administrative Office, we will transfer amounts from your value in any investment division of our SA to one or more other divisions of our SA or to our GID. Any such transfer will take effect on the date we receive your written request for it at our Administrative Office.

Once during each policy year you may ask us by written request to our Administrative Office to transfer an amount you specify from your unloaned value in our GID to one or more investment divisions of our SA. However, we will make such a transfer only if (1) we receive your written request at our Administrative Office within 30 days before or after a policy anniversary; and
(2) the amount you specify is not more than the greater of 25% of your unloaned value in our GID as of the date the transfer takes effect or the minimum transfer amount shown on Page 3. In no event will we transfer more than your unloaned value in our GID. The transfer will take effect on the date we receive your written request for it at our Administrative Office but not before the policy anniversary.

The minimum amount that we will transfer from your value in an investment division of our SA on any date is the lesser of the minimum transfer amount shown on Page 3 or your value in that investment division on that date, except as stated in the next paragraph. The minimum amount that we will transfer from your value in our GID is the lesser of the minimum transfer amount shown on Page 3 or your unloaned value in our GID as of the date the transfer takes effect, except as stated in the next paragraph.

We will waive the minimum amount limitations set forth in the immediately preceding paragraph if the total amount being transferred on that date is at least the minimum transfer amount shown on Page 3.

We reserve the right to make a transfer charge up to the amount shown on Page 3--Continued. The transfer charge, if any, is deducted from the amounts transferred. A transfer from the Money Market Division on the Allocation Date (if applicable) will not incur a transfer charge.

If you ask us to transfer the entire amount of your value in the investment divisions of our SA to our GID, we will not make a charge for that transfer.

92-500-9                                                                  Page 9

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THE VALUE OF YOUR POLICY ACCOUNT

The amount in your Policy Account at any time is equal to the sum of the amounts you then have in our GID and the investment divisions of our SA under this policy.

YOUR VALUE IN OUR GUARANTEED INTEREST DIVISION (GID). The amount you have in our GID at any time is equal to the amounts allocated and transferred to it, plus the interest credited to it, minus amounts deducted, transferred and withdrawn from it.

We will credit the amount in our GID with interest rates we determine. We will determine such interest rates annually in advance for unloaned and loaned amounts in our GID. The rates may be different for unloaned and loaned amounts. The interest rates we determine each year will apply to the policy year that follows the date of determination. Any change in the interest rates we determine will be as described in "Changes in Policy Cost Factors" on Page 15. Such interest rates will not be less than 4%.

At the end of each policy month we will credit interest on unloaned amounts in our GID as follows:

o On amounts that remain in our GID for the entire policy month, from the beginning to the end of the policy month.

o On amounts allocated to our GID during a policy month that are net premium payments or loan repayments, from the date we receive them to the end of the policy month. However, we will credit interest on the amount derived from the initial premium payment from the Register Date, if it is later than the date of receipt.

o On amounts transferred to our GID during a policy month, from the date of the transfer to the end of the policy month.

o On amounts deducted or withdrawn from our GID during a policy month, from the beginning of the policy month to the date of the deduction or withdrawal.

We credit interest on the loaned portion of our GID on each policy anniversary and at any time you repay all of a policy loan. We allocate this interest in accordance with our rules then in effect. We will notify you of these rules upon receipt of a written request.

YOUR VALUE IN THE INVESTMENT DIVISIONS OF OUR SEPARATE ACCOUNT (SA). The amount you have in an investment division of our SA under this policy at any time is equal to the number of units this policy then has in that division multiplied by the division's unit value at that time.

Amounts allocated, transferred or added to an investment division of our SA are used to purchase units of that division; units are redeemed when amounts are deducted, loaned, transferred or withdrawn. These transactions are called policy transactions.

The number of units a policy has in an investment division at any time is equal to the number of units purchased minus the number of units redeemed in that division to that time. The number of units purchased or redeemed in a policy transaction is equal to the dollar amount of the policy transaction divided by the division's unit value on the date of the policy transaction. Policy transactions may be made on any day. The unit value that applies to a transaction made on a business day will be the unit value for that day. The unit value that applies to a transaction made on a non-business day will be the unit value for the next business day.

We determine unit values for the investment divisions of our SA at the end of each business day. Generally, a business day is any day we are open and the New York Stock Exchange is open for trading. A business day immediately preceded by one or more non-business calendar days will include those non-business days as part of that business day. For example, a business day which falls on a Monday will consist of that Monday and the immediately preceding Saturday and Sunday.

The unit value of an investment division of our SA on any business day is equal to the unit value for that division on the immediately preceding business day multiplied by the net investment factor for that division on that business day.


92-500-9                                                                 Page 10

The net investment factor for an investment division of our SA on any business day is (a) divided by (b), minus(c), where:

(a) is the net asset value of the shares in designated investment companies that belong to the investment division at the close of business on such business day before any policy transactions are made on that day, plus the amount of any dividend or capital gain distribution paid by the investment companies on that day;

(b) is the value of the assets in that investment division at the close of business on the immediately preceding business day after all policy transactions were made for that day; and

(c) is a charge for each calendar day in that business day, as defined above, corresponding to a charge not exceeding .90% yearly for mortality and expense risks, plus any charge for that day for taxes or amounts set aside as a reserve for taxes.

The net asset value of an investment company's shares held in each investment division shall be the value reported to us by that investment company.

--------------------------------------------------------------------------------

THE CASH SURRENDER VALUE OF THIS POLICY

CASH SURRENDER VALUE. The Cash Surrender Value on any date is equal to the amount in your Policy Account on that date.

NET CASH SURRENDER VALUE. The Net Cash Surrender Value is equal to the Cash Surrender Value minus any policy loan and accrued loan interest. You may give up this policy for its Net Cash Surrender Value at any time while either or both Insured persons are living. You may do this by sending us a written request for it and this policy to our Administrative Office. We will compute the Net Cash Surrender Value as of the date we receive your request for it and this policy at our Administrative Office. All insurance coverage under this policy ends on such date.

PARTIAL NET CASH SURRENDER VALUE WITHDRAWAL. After the first policy year and while either or both Insured persons are living, you may ask for a partial Net Cash Surrender Value withdrawal by written request to our Administrative Office. Your request will be subject to our approval based on our rules in effect when we receive your request, and to the minimum withdrawal amount shown in the Policy Information section. The amount withdrawn form the Policy Account is equal to the amount requested plus the expense charge shown in the Table of Expense Charges in the Policy Information section. We have the right to decline a request for a partial Net Cash Surrender Value withdrawal (see Policy Changes -- Applicable Tax Law on Page 15). A partial withdrawal will result in a reduction in your Policy Account equal to the amount withdrawn as well as a reduction in your death benefit. If the death benefit is Option A, the withdrawal may also result in a decrease in the face amount.

You may tell us how much of each partial withdrawal is to come from your unloaned value in our GID and from your values in each of the investment divisions of our SA. If you do not tell us, we will make the withdrawal on the basis of your monthly deduction allocation percentages then in effect. If we cannot make the withdrawal as described above, we will make it based on the proportion that your unloaned value in our GID and your values in the investment divisions of our SA bear to the total unloaned value in your Policy Account. In addition to your requested withdrawal amount, an expense charge is deducted from whichever investment divisions of our SA or our GID were used to make the withdrawal.

Such withdrawal and resulting reduction in the death benefit and in your Policy Account will take effect on the date we receive your written request for it at our Administrative Office. We will send you a new Policy Information section if a withdrawal results in a reduction in the Face Amount of Insurance. It will become a part of this policy. We may require you to return this policy to our Administrative Office to make a change.


92-500-11                                                                Page 11

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HOW A LOAN CAN BE MADE

POLICY LOANS. You can get a loan on this policy while it has a loan value. This policy will be the only security for the loan. The initial loan and each additional loan must be for at least the minimum loan amount shown in the Policy Information section. Any amount on loan is part of your Policy Account (see Page
10). We refer to this as the loaned portion of your Policy Account.

LOAN VALUE. The value on any date is 90% of the Cash Surrender Value on that date.

The amount of the loan may not be more than the loan value. If you request an increase to an existing loan, the additional amount requested will be added to the amount of the existing loan and accrued loan interest.

Your request for a policy loan must be in writing to our Administrative Office. You may tell us how much of the requested loan is to be allocated to your unloaned value in our GID and your value in each investment division of our SA. Such values will be determined as of the date we receive your request. If you do not tell us, we will allocate the loan on the basis of your monthly deduction allocation percentages then in effect. If we cannot allocate the loan on the basis of your direction or those percentages, we will allocate it based on the proportion that your unloaned value in our GID and your values in the investment divisions of our SA bear to the total unloaned value in your Policy Account.

The loaned portion of your Policy Account will be maintained as a part of our GID. Thus, when a loaned amount is allocated to an investment division of our SA, we will redeem units of that investment division sufficient in value to cover the amount of the loan so allocated and transfer that amount to our GID.

LOAN INTEREST. Interest on a loan accrues daily at an adjustable loan interest rate. We will determine the rate at the beginning of each policy year, subject to the following paragraphs. It will apply to any new or outstanding loan under the policy during the policy year next following the date of determination.

The maximum loan interest rate for a policy year shall be the greater of: (1) the "Published Monthly Average," as defined below, for the calendar month that ends two months before the date of determination; or (2) 5%. "Published Monthly Average" means the Monthly Average Corporate yield shown in Mood's Corporate Bond Yield Averages published by Moody's Investors Service, Inc., or any successor thereto. If such averages are no longer published, we will use such other averages as may be established by regulation by the insurance supervisory official of the jurisdiction in which this policy is delivered. In no event will the loan interest rate for a policy year be greater than the maximum rate permitted by applicable law. We reserve the right to establish a rate lower than the maximum.

No change in the rate shall be less than 1/2 of 1% a year. We may increase the rate whenever the maximum rate as determined by clause (1) of the preceding paragraph increases by 1/2 of 1% or more. We will reduce the rate to or below the maximum rate as determined by clause (1) of the preceding paragraph if such maximum is lower than the rate being charged by 1/2 of 1% or more.

We will notify you of the initial loan interest rate when you make a loan. We will also give you advance written notice of any increase in the interest rate of any outstanding loan.

Loan interest is due on each policy anniversary. If the interest is not paid when due, it will be added to your outstanding loan and allocated on the basis of the deduction allocation percentages then in effect. If we cannot make the allocation on the basis of these percentages, we will make it based on the proportion that your unloaned value in our GID and your values in the investment divisions of our SA bear to the total unloaned value in your Policy Account. The unpaid interest will then be treated as part of the loaned amount and will bear interest at the loan rate.

When unpaid loan interest is allocated to an investment division of our SA, we will redeem units of that investment division sufficient in value to cover the amount of the interest so allocated and transfer that amount to our GID.


92-500-11                                                                Page 12

LOAN REPAYMENT. You may repay all or part of a policy loan at any time while either of the insured persons is alive and this policy is in force. We will assume that any payment you make to us while you have a loan and your policy is not in grace is a loan repayment, unless you tell us in writing that it is a premium payment.

Repayments will first be allocated to our GID until you have repaid any loaned amounts that were allocated to our GID. Repayments above that amount will be allocated on the basis of the premium allocation percentages then in effect.

Failure to repay a policy loan or to pay loan interest will not terminate this policy unless at the beginning of a policy month the Net Cash Surrender Value is less than the total monthly deduction then due. In that case, the Grace Period provision will apply (see Page 7).

A policy loan will have a permanent effect on your benefits under this policy even if it is repaid.

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OUR SEPARATE ACCOUNT (SA)

The Separate Account is our Separate Account (SA) shown on Page 3. We established it and we maintain it under the laws of New York State. Realized and unrealized gains and losses from the assets of our SA are credited or charged against it without regard to our other income, gains, or losses. Assets are put in our SA to support this policy and other variable life insurance policies. Assets may be put in our SA for other purposes, but not to support contracts or policies other than variable contracts.

The assets of our SA are our property. The portion of its assets equal to the reserves and other policy liabilities with respect to our SA will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of an investment division in excess of the reserves and other liabilities with respect to that division to another investment division or to our General Account.

INVESTMENT DIVISIONS. Our SA consists of investment divisions. Each division may invest its assets in a separate class of shares of a designated investment company or companies. The investment divisions of our SA that you chose for your initial allocations are shown on the application for this policy, a copy of which is attached to this policy. We may form time to time make other investment divisions available to you. We will provide you with written notice of all material details including investment objectives and all charges.

We have the right to change or add designated investment companies. We have the right to add or remove investment divisions. We have the right to withdraw assets of a class of policies to which this policy belongs from an investment division and put them in another investment division. We also have the right to combine any two or more investment divisions. The term investment division in this policy shall then refer to any other investment division in which the assets of a class of policies to which this policy belongs were placed.

We have the right to:

1. register or deregister the Separate Account under the Investment Company Act of 1940;

2. run the Separate Account under the direction of a committee, and discharge such committee at any time;

3. restrict or eliminate any voting rights of policy owners, or other persons who have voting rights as to the Separate Account; and

4. operate the Separate Account or one or more of the investment divisions by making direct investments or in any other form. If we do so, we may invest the assets of the Separate Account or one or more of the investment divisions in any legal investments. We will rely upon our own or outside counsel for advice in this regard. Also, unless otherwise required by law or regulation, an investment adviser or any investment policy may not be changed without our consent. If required by law or regulation, the investment policy of an investment division of our SA will not be changed by us unless approved by the Superintendent of Insurance of New York State or deemed approved in accordance with such law or regulation. If so required, the process for getting such approval is on file with the insurance supervisory official of the jurisdiction in with this policy is delivered.


92-500-13                                                                Page 13

If any of these changes result in a material change in the underlying investments of an investment division of our SA, we will notify you of such change, as required by law. If you have value in that investment division, if you wish, we will transfer it at your written direction from that division (without charge) to another division of our SA or to our GID, and you may then change your premium and deduction allocation percentages.

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OUR ANNUAL REPORT TO YOU

For each policy year we will send you a report for this policy that shows the current death benefit, the value you have in our GID and the value you have in each investment division of our SA, the Cash Surrender Value and any policy loan with the current loan interest rate. It will also show the premiums paid and any other information as may be required by the insurance supervisory official of the jurisdiction in which this policy is delivered.

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HOW BENEFITS ARE PAID

You can have the Insurance Benefit, your Net Cash Surrender Value withdrawals or your Policy Account payable on the Final Policy Date paid immediately in one sum. Or, you can choose another form of payment for all or part of them. If you do not arrange for a specific choice before the death of the second of the Insured persons to die, the beneficiary will have this right when such Insured person dies. If you do make an arrangement, however, the beneficiary cannot change it after such Insured person dies.

Payments under the following options will not be affected by the investment experience of any investment division of our SA after proceeds are applied under such options.

The options are:

1. DEPOSIT: The sum will be left on deposit for a period mutually agreed upon. We will pay interest at the end of every month, every 3 months, every 6 months or every 12 months, as chosen.

2. INSTALLMENT PAYMENTS: There are two ways that we pay installments:

   A. FIXED PERIOD: We will pay the sum in equal installments for a specified number of years (not more than 30). The installments will be at least those shown in the Table of Guaranteed Payments on Page 17.

   B. FIXED AMOUNT: We will pay the sum in installments as mutually agreed upon until the original sum, together with interest on the unpaid balance, is used up.

3. MONTHLY LIFE INCOME: We will pay the sum as a monthly income for life. The amount of the monthly payment will be at least that shown in the Table of Guaranteed Payments on Page 17. You may choose any one of three ways to receive monthly life income. We will guarantee payments for at least 10 years (called "10 Years Certain"); at least 20 years (called "20 Years Certain"); or until the payments we make equal the original sum (called "Refund Certain").

4. OTHER: We will apply the sum under any other option requested that we make available at the time of such Insured person's death or Net Cash Surrender Value withdrawal, or on the Final Policy Date, whichever applies.

We guarantee interest under the Deposit Option at the rate of 3% a year and under either Installment Option at 3-1/2% a year. We may raise these guaranteed rates. we may also allow interest under the Deposit Option and under either Installment Option at a rate above the guaranteed rate.

The payee may name and change a successor payee for any amount we would otherwise pay to the payee's estate.

Any arrangements involving more than one of the options, or a payee who is not a natural person (for example, a corporation) or who is a fiduciary, must have our approval. Also, details of all arrangements will be subject to our rules at the time the arrangement takes effect. These include rules on: the minimum amount we will apply under an option and minimum amounts for installment payments; withdrawal or commutation rights; naming payees and successor payees; and proving age and survival.

Payments choices (or any later changes) will be made and will take effect in the same way as a change of beneficiary. Amounts applied under these options will not be subject to the claims of creditors or to legal process, to the extent permitted by law.


92-500-13                                                                Page 14

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OTHER IMPORTANT INFORMATION

YOUR CONTRACT WITH US. This policy is issued in consideration of payment of the initial premium payment shown in the Policy Information section.

This policy, and the attached copies of the initial applications and all subsequent applications to change this policy, and all additional Policy Information sections added to this policy, make up the entire contract. The rights conferred by this policy are in addition to those provided by applicable Federal and State Laws and regulations.

Only our Chairman of the Board, our President or one of our Vice Presidents can modify this contract or waive any of our rights or requirements under it. The person making these changes must put them in writing and sign them.

POLICY CHANGES -- APPLICABLE TAX LAW. For you and the beneficiary to receive the tax treatment accorded to life insurance under Federal law, this policy must qualify initially and continue to qualify as life insurance under the Internal Revenue Code or successor law. Therefore, to assure this qualification for you we have reserved earlier in this policy the right to decline to accept premium payments, to decline to change death benefit options, to decline to change the Face Amount of Insurance, or to decline a request for a partial withdrawal that would cause this policy to fail to qualify as life insurance under applicable tax law as interpreted by us. Further, we reserve the right to make changes in this policy or its riders (for example, in the percentages on Page 4--Continued) or to require additional premium payments or to make distributions from this policy to the extent we deem it necessary to continue to qualify this policy as life insurance. Any such changes will apply uniformly to all policies that are affected. You will be given advance written notice of such changes.

CHANGES IN POLICY COST FACTORS. Changes in policy cost factors (interest rates we credit, cost of insurance deductions, and expense charges) will be by class and based upon changes in future expectations for such elements as: investment earnings, mortality, persistency, expenses and taxes. Any change in policy cost factors will be determined in accordance with procedures and standards on file, if required, with the insurance supervisory official of the jurisdiction in which this policy is delivered.

WHEN THE POLICY IS INCONTESTABLE. We have the right to contest the validity of this policy based on material misstatements made in the initial applications for this policy. We also have the right to contest the validity of any policy change or restoration based on material misstatements made in any application for that change or restoration. However, we will not contest the validity of this policy after it has been in effect during the lifetime of both Insured persons for two years from the date of issue shown in the Policy Information section. At the end of the second policy year, we will mail you a notice requesting that you tell us if either Insured has died. Failure to tell us of the death of an Insured, will not avoid a contest, if we have basis to do so, even if the policy is still in force. We will not contest any policy change that requires evidence of insurability, or any restoration of this policy, after the change or restoration has been in effect for two years during the lifetime of the Insured or Insureds living at the time the change or restoration takes effect.

No statements made shall be used to contest a claim unless contained in an application.

All statements made in an application are representations and not warranties.

See any additional benefit riders for modifications of this provision that apply to them.

WHAT IF AGE OR SEX HAS BEEN MISSTATED? If either or both Insured persons' age or sex has been misstated on any application, the death benefit and any benefits provided by riders to this policy shall be those which would be purchased by the most recent deduction for the cost of insurance, and the cost of any benefits provided by riders, at the correct ages and sexes.

HOW THE SUICIDE EXCLUSION AFFECTS BENEFITS. If the second of the Insured persons to die commits suicide (while sane or insane) within two years after the Date of Issue shown in the Policy Information section, our liability will be limited to the payment of a single sum. This sum will be equal to the premiums paid, minus any loan and accrued loan interest and minus any partial withdrawal of the Net Cash Surrender Value.

HOW WE MEASURE POLICY PERIODS AND ANNIVERSARIES. We measure policy years, policy months, and policy anniversaries from the Register Date shown in the Policy Information section. Each policy month begins on the same day in each calendar month as the day of the month in the Register Date.


92-500-15                                                                Page 15

HOW, WHEN AND WHAT WE MAY DEFER. We may not be able to obtain the value of the assets of the investment divisions of our SA if: (1) the New York Stock Exchange is closed; or (2) the Securities and Exchange Commission requires trading to be restricted or declares an emergency. During such times, as to amounts allocated to the investment divisions of our SA, we may defer:

1.  Determination and payment of Net Cash Surrender Value withdrawals;

2. Determination and payment of any death benefit in excess of the Face Amount of Insurance;

3.  Payment of loans;

4.  Determination of the unit values of the investment divisions of our SA; and

5.  Any requested transfer or the transfer on the Allocation Date.

As to amounts allocated to our GID, we may defer payment of any Net Cash Surrender Value withdrawal or loan amount for up to six months after we receive a request for it. We will allow interest, at a rate of at least 3% a year, on any Net Cash Surrender Value payment derived from our GID that we defer to 30 days or more.

THE BASIS WE USE FOR COMPUTATION. We provide Cash Surrender Values that are at least equal to those required by law. If required to do so, we have filed with the insurance supervisory official of the jurisdiction in which this policy is delivered a detailed statement of our method of computing such values. We compute reserves under this policy by the Commissioners Reserve Valuation Method.

We base reserves on the Commissioners 1980 Standard Ordinary Male and Female, Smoker and Non-Smoker Mortality Tables. We also use these tables as the basis for determining maximum insurance costs, taking account of sex, issue age, rating class and Smoker or Non-Smoker status of each Insured person, and the policy year. We use an effective annual interest rate of 4%.

POLICY ILLUSTRATIONS. Upon request we will give you an illustration of the future benefits under this policy based upon both guaranteed and current cost factor assumptions. However, if you ask us to do this more than once in any policy year, we reserve the right to charge you a fee for this service.

POLICY CHANGES. You may add additional benefit riders or make other changes, subject to our rules at the time of change.


92-500-15                                                                Page 16

                          TABLE OF GUARANTEED PAYMENTS
                    (MINIMUM AMOUNT FOR EACH $1,000 APPLIED)


                                    OPTION 2A
                                    ---------

                            FIXED PERIOD INSTALLMENTS
                            -------------------------

      Number
     of Years                    Monthly                              Annual
   Installments                Installment                         Installment
   ------------                -----------                         -----------
          1                      $84.70                             $1,000.00
          2                       43.08                                508.60
          3                       29.21                                344.86
          4                       22.28                                263.04
          5                       18.12                                213.99

          6                       15.36                                181.32
          7                       13.38                                158.01
          8                       11.91                                140.56
          9                       10.76                                127.00
         10                        9.84                                116.18

         11                        9.09                                107.34
         12                        8.47                                 99.98
         13                        7.94                                 93.78
         14                        7.49                                 88.47
         15                        7.11                                 83.89

         16                        6.77                                 79.89
         17                        6.47                                 76.37
         18                        6.20                                 73.25
         19                        5.97                                 70.47
         20                        5.76                                 67.98

         21                        5.57                                 65.74
         22                        5.40                                 63.70
         23                        5.24                                 61.85
         24                        5.10                                 60.17
         25                        4.97                                 58.62

         26                        4.84                                 57.20
         27                        4.73                                 55.90
         28                        4.63                                 54.69
         29                        4.54                                 53.57
         30                        4.45                                 52.53


If installments are paid each 3 months, the will be 25.32% of the annual installments. If they are paid each 6 months, they will be 50.43% of the annual installments.


                                    OPTION 3
                                    --------

                               MONTHLY LIFE INCOME
                               -------------------

                            10 Years Certain                          20 Years Certain                         Refund Certain
                            ----------------                          ----------------                         --------------
     AGE                  Male           Female                     Male             Female                Male          Female
     ---                  ----           ------                     ----             ------                ----          ------
      50                 $4.50            $3.96                     $4.27            $3.89                 $4.28         $3.87
      51                  4.58             4.02                      4.32             3.94                  4.35          3.93
      52                  4.67             4.09                      4.38             4.00                  4.42          3.99
      53                  4.75             4.16                      4.44             4.06                  4.50          4.05
      54                  4.85             4.24                      4.50             4.12                  4.58          4.11

      55                  4.94             4.32                      4.56             4.18                  4.66          4.18
      56                  5.04             4.40                      4.62             4.24                  4.74          4.25
      57                  5.15             4.49                      4.68             4.31                  4.83          4.33
      58                  5.26             4.58                      4.74             4.38                  4.93          4.41
      59                  5.37             4.68                      4.81             4.45                  5.03          4.49

      60                  5.49             4.78                      4.86             4.52                  5.13          4.58
      61                  5.62             4.89                      4.92             4.59                  5.24          4.67
      62                  5.75             5.00                      4.98             4.66                  5.35          4.77
      63                  5.88             5.12                      5.04             4.73                  5.48          4.88
      64                  6.03             5.25                      5.09             4.80                  5.60          4.99

      65                  6.17             5.39                      5.14             4.88                  5.74          5.10
      66                  6.32             5.53                      5.19             4.95                  5.88          5.22
      67                  6.48             5.68                      5.24             5.01                  6.03          5.35
      68                  6.64             5.83                      5.28             5.08                  6.18          5.49
      69                  6.80             6.00                      5.32             5.14                  6.35          5.64

      70                  6.97             6.17                      5.35             5.20                  6.53          5.79
      71                  7.15             6.34                      5.38             5.26                  6.71          5.96
      72                  7.32             6.53                      5.41             5.30                  6.91          6.13
      73                  7.50             6.72                      5.43             5.35                  7.12          6.32
      74                  7.67             6.92                      5.45             5.38                  7.34          6.52

      75                  7.85             7.12                      5.47             5.42                  7.58          6.73
      76                  8.02             7.32                      5.48             5.44                  7.82          6.96
      77                  8.19             7.53                      5.49             5.46                  8.09          7.21
      78                  8.36             7.75                      5.50             5.48                  8.38          7.47
      79                  8.52             7.96                      5.50             5.49                  8.67          7.75

      80                  8.67             8.16                      5.51             5.50                  9.00          8.05
      81                  8.81             8.36                      5.51             5.51                  9.34          8.39
      82                  8.94             8.55                      5.51             5.51                  9.70          8.73
      83                  9.06             8.73                      5.51             5.51                 10.10          9.12
      84                  9.16             8.90                      5.51             5.51                 10.52          9.53
  85 & over               9.26             9.05                      5.51             5.51                 10.96          9.97

Amounts for Monthly Life Income are based on age nearest birthday when income starts. Amounts for ages not shown will be furnished on request.

92-500-17                                                                Page 17

THE EQUITABLE
LIFE ASSURANCE SOCIETY OF THE UNITED STATES


A Stock Life Insurance Company
Home Office:  787 Seventh Avenue, New York, New York  10019-6018

               Flexible Premium Joint Survivorship Variable Life Insurance Policy. Insurance payable upon death of second of the Insureds to die before Final Policy Date. Policy Account less outstanding loan and accrued loan interest payable on Final Policy Date. Premiums may be paid while both or either Insured person is living and before the Final Policy Date. Premiums must be sufficient to keep the policy in force. Values provided by this policy are based on declared interest rates, and on the investment experience of the investment divisions of a separate account which in turn depends on the investment performance of the corresponding portfolios of investment companies. They are not guaranteed as to dollar amount. Investment options are described on Page 9. This is a non-participating policy.


               No. 92-500